CareView Communications, Inc. 10-K

Exhibit 10.101

CAREVIEW COMMUNICATIONS, INC.
2011 WHISTLEBLOWER POLICY

Introduction

CAREVIEW COMMUNICATIONS, INC., a Nevada corporation, and its subsidiaries (the “Company”) is committed to complying with all applicable requirements concerning corporate accounting practices, accounting controls and auditing practices (collectively “Accounting Standards”) and with its Code of Business Conduct and Ethics (the “Code of Conduct”).

Pursuant to the charter of the Audit Committee of the Board of Directors and applicable regulatory requirements, it is the policy of the Company to establish and maintain a complaint program to facilitate (1) the receipt, retention and treatment of complaints received by the Company regarding its accounting, internal accounting controls, auditing matters or violations of the Code of Conduct, and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. In order to carry out these responsibilities, the Company has adopted this whistleblower policy (the “Policy”).

Examples of concerns which might form the basis for a report under this Policy include:

a.	violation of any applicable law, rule or regulation that relates to corporate Accounting Standards and financial disclosure;
b.	fraud or deliberate misstatement in the preparation, evaluation, review or audit of any financial statement of the Company;
c.	fraud or deliberate misstatement in the recording and maintaining of financial records of the Company;
d.	deficiencies in or non-compliance with the Company’s internal policies and controls;
e.
misrepresentation or a false statement by or to a director, officer or employee of the Company or any of its subsidiaries respecting a matter contained in the financial records, reports or audit reports;

f.	deviation from full and fair reporting of the Company’s financial condition; and
g.	deficiencies in or non-compliance with the Company’s Code of Conduct.

Communication of the Policy

To ensure that all directors, officers and employees of the Company (which term, for the purposes of this Code of Conduct, includes all persons who are on the payroll of the Company) are aware of this Policy, a copy will be distributed to all directors, officers and employees. All directors, officers and employees will be informed whenever significant changes are made. New directors, officers and employees will be provided with a copy of this Policy and will be educated about its importance.

Reporting Concerns

Any person with a concern relating to the Accounting Standards or compliance with the Code of Conduct by the Company submit their concern in writing to the Company’s Chair of the Audit Committee (the “Chair”) as follows unless the concern pertains to the Chair in which case it will be submitted to the Chief Executive Officer:

In Writing:

Personal and Confidential
The Chair of the Audit Committee
CareView Communications, Inc.
405 State Highway 121, Suite B-240
Lewisville, TX  75067

All reports may be made and will be treated on a confidential and anonymous basis. If an employee would like to discuss any matter with the Audit Committee, the employee should include this request in the submission including a contact telephone number should the Audit Committee deem such communication to be appropriate.

No Adverse Consequences

The submission of a concern regarding Accounting Standards or compliance with the Company’s Code of Conduct may be made by an officer or employee of the Company without fear of dismissal, disciplinary action or retaliation of any kind. The Company will not discharge, discipline, demote, suspend, threaten or in any manner discriminate against any officer or employee in the terms and conditions of employment based on any lawful actions of an employee with respect to (i) good faith reporting of concerns or complaints regarding Accounting Standards, or otherwise specified in Section 806 of the U.S. Sarbanes-Oxley Act of 2002, (ii) compliance with the Company’s Code of Conduct or (iii) providing assistance to the Audit Committee, management or any other person or group, including any governmental, regulatory or law enforcement body, investigating a concern.

Treatment of Submissions

Concerns will be reviewed as soon as possible by the Audit Committee in the manner deemed to be appropriate based upon the merits of the submission and with the assistance and direction of whomever the Audit Committee thinks appropriate, which may include external legal counsel. The Audit Committee will convene, as appropriate, to review concerns and any impact on the Company’s financial statements and public reports. Such meetings to review concerns will be held without Company or outside auditor personnel present unless requested by the Audit Committee. The Audit Committee shall implement such corrective measures and do such things in an expeditious manner as it deems necessary or desirable to address the concern based upon the merits of the submission.

If the complaint does not involve Accounting Standards or compliance with the Code of Conduct, the complaint will be forwarded by the Chair of the Audit Committee to the Chair of the Corporate Governance and Nominating Committee to handle such complaint in a manner deemed appropriate.

Where possible and when determined to be appropriate by the Audit Committee, notice of any such corrective measures will be given to the persons who submitted the concern.

Retention of Records

The Audit Committee shall retain records relating to any concern or report of a retaliatory act and to the investigation of any such report for a period judged to be appropriate based upon the merits of the submission. The types of records to be retained by the Audit Committee shall include records of all steps taken in connection with the investigation and the results of any such investigation.

Review of Policy

The Audit Committee will review and evaluate this Policy on an annual basis to determine whether the Policy is effective in providing appropriate procedures to report violations or complaints regarding Accounting Standards or the Code of Conduct. The Audit Committee will submit any recommended changes to the Board for approval.

Questions

If you have any questions about how this Policy should be followed in a particular case, please contact the Chair of the Audit Committee.

Approved by the Board on October 31, 2011.